Exhibit 23.5

7550 IH 10 West, Suite 400
San Antonio, Texas 78229
Tel 210.348.1000 Fax 210.348.1003
www.frost.com

M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, MA 01851

Dear Sirs:

We, Frost & Sullivan of 331 E. Evelyn Ave., Suite 100, Mountain View, California, 94041, hereby consent to the inclusion in the Registration Statement on Form S-1 (the “S-1”) of M/A-COM Technology Solutions Holdings, Inc. (File No. 333-175934) and any related prospectuses of (i) our name and all references thereto, (ii) all references to our preparation of an independent overview of the worldwide market for radio frequency (RF), microwave, and millimeterwave semiconductors (the “Industry Report”), and (iii) all references to information derived from the Industry Report appearing in the S-1 and any related prospectuses.

Yours faithfully,

Name: Greg Stratis

Designation: Chief Financial Officer

For and on behalf of

Frost & Sullivan